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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 3

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1.  Name and Address of Reporting Person

    Sheila Baird
    100 Park Avenue
    New York, NY  10017

2.  Date of Event Requiring Statement (Month/Day/Year)

    September 28, 2000

3.  IRS Number of Reporting Person
    (Voluntary)

4.  Issuer Name and Ticker or Trading Symbol

    Boston Acoustics, Inc.
    BOSA

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

    ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other
    (specify below)

6.  If Amendment, Date of Original (Month/Day/Year)

7.  Individual or Joint/Group Filing (Check Applicable Line)
    (X) Form filed by One Reporting Person
    ( ) Form filed by More than One Reporting Person


     Table I -- Non-Derivative Securities Beneficially Owned

1. Title of Security  2. Amount of    3. Ownership    4. Nature of Indirect
                         Securities      Form:           Beneficial Ownership
                         Beneficially    Direct(D) or
                         Owned           Indirect(I)

Common Stock          1,000                 (D)
Common Stock          498,900+              (I)       Principal of General
                                                      Partner or Investment
                                                      Manager



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            Table II -- Derivative Securities Beneficially Owned

1. Title of    2. Date Exer-   3. Title and Amount    4. Conver-      5. Ownership     6. Nature of
   Derivative     cisable and     of Securities          sion or         Form of          Indirect
   Security       Expiration      Underlying             Exercise        Derivative       Beneficial
                  Date            Derivative Security    Price of        Security:
                  Ownership
                  (Month/Day/     ---------------        Deri-           Direct(D) or
                  Year)           Title  Amount or       vative          Indirect (I)
               ---------------           Number of       Security
               Date    Expira-           Shares
               Exer-   tion
               cisable Date

Explanation of Responses:

    + The Reporting Person disclaims beneficial ownership of these securities except to the extent of their pecuniary interest therein.

SIGNATURE OF REPORTING PERSON



    By:  /s/  Sheila Baird
         ___________________________
              Sheila Baird


September 10, 2001




















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